Exhibit 10.24

Schedule of Director Compensation

Directors who are not employees of the Company are paid an annual retainer of $30,000 for serving on the board of directors and an annual retainer for serving on each committee of $10,000, $5,000 and $5,000 for the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, respectively. The chairperson of each committee receives an additional annual fee of $5,000. In addition, each non-employee director is automatically granted an option to purchase 6,000 shares of Company common stock immediately after his or her election at the Annual Meeting of Shareholders pursuant to the terms of the Company’s 2001 Outside Directors’ Stock Option Plan, at an exercise price equal to the fair market value of the common stock on the date of grant. Directors who are employees of the Company do not receive separate remuneration in connection with their service on the board or board committees.

Under the Outside Directors’ Deferred Compensation Plan (the “Deferred Compensation Plan”), each non-employee director may elect to defer all or a specified portion of his annual retainer for future payment on a date specified by the participant or upon termination of the participant’s service as a director. The amount deferred is used to purchase shares of Company common stock on the open market, which shares are then placed in a rabbi trust. Distributions from the Deferred Compensation Plan are made in Class A Common Stock.